Exhibit 77C

                             ADDITIONAL INFORMATION

Shareholder Meetings (Unaudited)

   1.   Election of Trustees for IXIS Advisor Funds Trust II ("Trust II")

                                   Votes For          Votes Withheld           Total Votes
                                   ---------          --------------           -----------
   Graham T. Allison, Jr.       22,764,239.374          514,958.204           23,279,197.578
   Edward A. Benjamin           22,770,172.406          509,025.172           23,279,197.578
   Daniel M. Cain               22,772,091.712          507,105.866           23,279,197.578
   Paul G. Chenault             22,749,975.557          529,222.021           23,279,197.578
   Kenneth J. Cowan             22,758,192.528          521,005.050           23,279,197.578
   Richard Darman               22,761,355.077          517,842.501           23,279,197.578
   Sandra O. Moose              22,783,421.156          495,776.422           23,279,197.578
   John A. Shane                22,758,852.839          520,344.739           23,279,197.578
   Charles D. Baker             22,746,708.764          532,488.814           23,279,197.578
   Cynthia L. Walker            22,774,049.885          505,147.693           23,279,197.578
   Robert J. Blanding           22,771,113.391          508,084.187           23,279,197.578
   John T. Hailer               22,773,708.397          505,489.181           23,279,197.578


   2. Approval of an Amended and Restated Agreement and Declaration of Trust for Trust II

    Voted For           Voted Against      Abstained Votes      Broker Non-Votes     Total Votes
    ---------           -------------      ---------------      ----------------     -----------
  16,078,256.237         402,230.847         539,405.494          6,259,305.000     23,279,197.578

At a special shareholders' meeting held on June 2, 2005, shareholders of Loomis Sayles Funds II, of which the Loomis Sayles High Income Fund, Loomis Sayles Limited Term Government and Agency Fund, Loomis Sayles Municipal Income Fund and Loomis Sayles Strategic Income Fund are series, voted for the following proposals: